Exhibit 99.1

Contact: Mexican Restaurants, Inc.
Andrew J. Dennard
(713) 943-7574

Mexican Restaurants, Inc.
Announces Fiscal Year-End Results
(NASDAQ:  CASA)

Houston, Texas (March 24, 2009)    For the fiscal year ended December 28, 2008, Mexican Restaurants reported a net loss of $3,987,011 or ($1.22) per diluted share. This compared with net income of $348,774 or $0.10 per diluted share for fiscal year 2007.  For the fourth quarter ended December 28, 2008, the Company reported a net loss of $3,917,026 or ($1.20) per diluted share, compared with net income of $199,686 or $0.06 per diluted share for the same quarter in fiscal year 2007.  During the fourth quarter ended December 28, 2008, the Company recorded a goodwill impairment of approximately $5.1 million, and a resulting approximate $1.3 million tax benefit.  Goodwill represents the excess of costs over fair value of assets of businesses acquired.  Testing for goodwill impairment must take place at least once annually or when events dictate more frequent testing as required by SFAS No. 142, “Goodwill and Other Intangible Assets.”

The Company’s revenues of $81.9 million for the fiscal year ended December 28, 2008 were down $221,131 or 0.3% from the prior year revenues of $82.1 million.  Restaurant sales of $80.9 million for fiscal year 2008 decreased $465,227 or 0.6% compared with fiscal year 2007.  The Company lost approximately $1.15 million in restaurant sales from the impact of Hurricanes Gustav and Ike, and approximately $900,000 due to restaurant fires at two locations.  The decrease also reflected the sale of one Casa Olé restaurant in July of 2007.  Increased same-store sales and the addition of four Mission Burrito fast casual restaurants partially offset these sales decreases.  For the 52-week period ended December 28, 2008, Company-owned same-restaurant sales increased approximately 1.5%.  This excludes the lost sales from the hurricanes and fires (only stores open in both periods are included in same-store sales amounts).  Franchised-owned same-restaurant sales as reported by franchisees, and reflecting the lost hurricane sales, increased approximately 1.2% over the same 52-week period ended December 28, 2008.

Commenting on the Company’s fiscal year 2008 results, Curt Glowacki, Chief Executive Officer, stated, “Fiscal year 2008 posed many challenges for the economy, our customers and the restaurant industry.  Our Company was not immune to those challenges, or to the impact of two hurricanes and two restaurant fires.  In addition, we faced a rise in food, utility and health insurance costs.  Commodity prices rose at a faster rate than the rate we felt we could increase our menu prices and still maintain our price value to the customer.  Finally, the mandated increase in the Federal minimum wage on July 24, 2008, added approximately $2,000 per week to our payroll cost, requiring our management to make efforts to offset these labor cost increases through added labor efficiencies.  In spite of all of these factors, I am pleased that our fourth quarter same-store sales were positive 2.3%, making it the sixth consecutive quarterly increase.  Same-store sales continue to be positive in the first quarter of fiscal year 2009.”

Mr. Glowacki concluded, “We continue to be very excited about our Company’s growth plans for Mission Burrito, our fast casual entry into the high growth quick serve burrito category.  During 2008, as we continued to develop the concept, we opened four and closed one Mission Burrito restaurant.  In fiscal year 2009, we plan to open one company-owned location.  Further, we will focus on the next phase of fine-tuning the Mission Burrito concept.  We will also strengthen the Company’s core operations, support the Company’s franchisees, and improve the Company’s balance sheet.”

Mexican Restaurants, Inc. operates and franchises 79 Mexican restaurants.  As of today, the current system includes 60 Company-operated restaurants, 18 franchisee operated restaurants and one licensed restaurant.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: growth strategy; dependence on executive officers; geographic concentration; increasing susceptibility to adverse conditions in the region; changes in consumer tastes and eating habits; national, regional or local economic and real estate conditions; demographic trends; inclement weather; traffic patterns; the type, number and location of competing restaurants; inflation; increased food, labor and benefit costs; the availability of experienced management and hourly employees; seasonality and the timing of new restaurant openings; changes in governmental regulations; dram shop exposure; and other factors not yet experienced by the Company.  The use of words such as “believes”, “anticipates”, “expects”, “intends” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Readers are urged to carefully review and consider the various disclosures made by the Company in this release and in the Company’s most recent Annual Report and Form 10-K , that attempt to advise interested parties of the risks and factors that may affect the Company’s business.

Mexican Restaurants, Inc. and Subsidiaries

Consolidated Statements of Operations

	Unaudited 13-Week Period Ended 12/28/2008	Unaudited 13-Week Period Ended 12/30/2007	52-Week Period Ended 12/28/2008	52-Week Period Ended 12/30/2007
Revenues:
Restaurant sales	$20,301,795	$19,637,831	$80,914,538	$81,379,765
Franchise fees, royalties and other	151,031	204,796	636,773	710,394
Business interruption	69,000	-	317,717	--
	20,521,826	19,842,627	81,869,028	82,090,159

Costs and expenses:
Cost of sales	6,001,028	5,793,620	23,651,208	23,366,381
Labor	6,714,440	6,222,238	26,482,900	26,428,606
Restaurant operating expenses	4,828,067	4,823,298	20,046,135	20,097,179
General and administrative	1,865,226	1,780,843	7,639,665	7,471,756
Depreciation and amortization	946,556	872,435	3,567,753	3,417,348
Pre-opening costs	50,098	1,176	166,655	23,947
Goodwill impairment	5,130,100	--	5,130,100	--
Other impairment and restaurant closure costs	651,363	9,120	773,789	99,978
Gain on involuntary disposals	(550,366)	--	(685,137)	--
Loss on sale of other property and equipment	31,192	8,016	206,447	207,517
	25,667,704	19,510,746	86,979,515	81,112,712

Operating income (loss)	(5,145,878)	331,881	(5,110,487)	977,447

Other income (expense):
Interest income	1,109	2,057	5,260	10,715
Interest expense	(102,526)	(137,212)	(427,742)	(499,851)
Other, net	8,254	12,426	34,631	46,335
	(93,163)	(122,729)	(387,851)	(442,801)

Income (loss) from continuing operations before income taxes	(5,239,041)	209,152	(5,498,338)	534,646
Income tax (expense) benefit	1,305,698	(15,467)	1,478,367	(79,250)
Income (loss) from continuing operations	(3,933,343)	193,685	(4,019,971)	455,396

Discontinued operations:
Income (loss) from discontinued operations	--	--	--	3,090
Restaurant closure income (expense)	--	9,521	46,226	(175,796)
Gain (loss) on sale of assets	--	--	--	3,412
Income (loss) from discontinued operations before income taxes	--	9,521	46,226	(169,294)
Income tax (expense) benefit	16,317	(3,520)	(13,266)	62,672
Income (loss) from discontinued operations	16,317	6,001	32,960	(106,622)

Net income (loss)	$(3,917,026)	$199,686	$(3,987,011)	$348,774

Basic income (loss) per share
Income (loss) from continuing operations	$(1.21)	$0.06	$(1.23)	$0.13
Income (loss) from discontinued operations	0.01	--	0.01	(0.03)
Net income (loss)	$(1.20)	$0.06	$(1.22)	$0.10

Diluted income (loss) per share
Income (loss) from continuing operations	$(1.21)	$0.06	$(1.23)	$0.13
Income (loss) from discontinued operations	0.01	--	0.01	(0.03)
Net income (loss)	$(1.20)	$0.06	$(1.22)	$0.10

Weighted average number of shares (basic)	3,263,440	3,421,267	3,255,503	3,339,280

Weighted average number of shares (diluted)	3,263,440	3,502,684	3,255,503	3,430,276